Exhibit 99.1

True Nature Holding, Inc. Adds Healthcare Market Expert, Mr. Mark Williams, as Chief Revenue Officer and Member of the Board of Directors

ATLANTA, GA, Dec. 06, 2018 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announces the appointment of Mr. Mark Williams, age 58, as Chief Revenue Officer as well as a member of its Board of Directors. Williams is a health care market expert with over 30 years experience accelerating the success of both public and private companies. As Chief Revenue Officer, Mr. Williams will be responsible for the Company’s business development and sales initiatives as well as advising the Board of Directors on potential acquisitions.

“We are pleased to add Mark to the leadership team at True Nature Holding, Inc. and look forward to his contributions as an accomplished health care and professional services entrepreneur,” said Jim Crone, True Nature Holding’s President. “Mark brings incredible health care market subject matter expertise, professional experience in successful M&As, deep business relationships within the health care industry, international business development expertise, as well as a clear track-record of success in driving revenue growth. This is exactly what TNTY needs to continue to create value for our shareholders.”

2005 - 2006, Mr. Williams was a Vice President of Carefx Corporation based in Scottsdale AZ that specialized in single sign-on and context management solutions and based on its success in the marketplace was sold to Harris Corporation. Mr. Williams also held roles with Microsoft Corporation and Siemens Medical where he was a Product Manager, Installation & Support Manager, and New Sales Executive. Over the course of his career Mr. Williams has personally negotiated, contracted, and closed business valued at nearly one-half a billion dollars and has successfully led three organizations through M&A.

From 2007 - 2016, Mr. Williams founded and was President and CEO of Artistry Consulting and built it into a company producing $26,856,000 in annual revenue. Artistry specialized in health care technology working with large providers and insurers across the US, Canada, UK, UAE, and Egypt.  He developed strategic relationships with Allscripts, Cerner, Epic and Siemens Medical to drive growth. Some of Mr. Williams’ marquee clients included Dignity Health, Bon Secours Health System, CHI, The Cambridge Institute, the UAE Ministry of Health and SEHA.

In 2017, Mr. Williams was a partner and senior professional services consultant at Altus Alliance, an international revenue growth firm, specializing in accelerating success through top-line revenue growth in new ventures within large companies and/or technology startups. Mr. Williams was part of a team at Altus that worked with over 200 companies, assisted in successful IPO's and M&A events for 14 companies, and generated more than $200M directly for clients through business development and sales. In 2016 and continuing into 2017, Mr. Williams also served as a Director for the Washington Medical Information Network and was Senior Vice President of Orion Health overseeing professional services.

“TNTY is a great platform to apply my industry knowledge, leverage valued professional relationships, and use my professional experience to propel growth,” commented Mr. Williams. “TNTY is bringing together a top-notch team of team of skilled financial, operational, and investor value creation subject matter experts that are second to none. I very much look forward to working with the team to further TNTY’s success.”

Mr. Williams holds degrees in Business and Engineering from the University of Utah, 1985.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Jim Crone

+1-844-383-8689

Jcrone@truenatureholding.com